Exhibit 5.1

650 Page Mill Road
Palo Alto, CA 94304-1050
PHONE 650.493.9300
FAX 650.493.6811

www.wsgr.com

December 2, 2005

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about December 2, 2005 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 1,481,482 shares of your common stock (the “Shares”) and up to 740,741 shares of your common stock (the “Warrant Shares”) issuable upon the exercise of warrants (“Warrant”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and the Warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable and the Warrant Shares when issued in accordance with the terms of the Warrant and your Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati